Lost in the crowd? HODL by Free Writing Prospectus Filed Pursuant to Rule 433 Registration No. 333-251808 June 17, 2025

HOLD on. Lost in the crowd? HODL by

HODL on. Lost in the crowd? HODL by

HODL by Keep HODLing on with VanEck’s Bitcoin ETF Ticker: HODL

VanEck Bitcoin ETF Ticker: HODL HODL by An investment in the VanEck Bitcoin ETF (“HODL,” or the “Trust”) is subject to significant risk and may not be suitable for all investors. The value of Bitcoin is highly volatile, and you can lose your entire principal investment. HODL is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and therefore is not subject to the same protections as mutual funds or ETFs registered under the 1940 Act. The VanEck Bitcoin ETF has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the VanEck Bitcoin ETF filed with the SEC for more complete information about HODL and this offering. Please see the HODL prospectus for a detailed discussion of the risks of investing in HODL shares. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting vaneck.com/HODL. Alternatively, HODL or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333. © Van Eck Associates Corporation

VanEck Bitcoin ETF has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov or by visiting vaneck.com/hodl. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 800.826.2333.